UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2006 (September 15, 2006)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-32739 (Commission File Number)	20-1821898 (IRS Employer Identification No.)

44 Vantage Way, Suite 300 Nashville, Tennessee (Address of principal executive offices)		37228 (Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On September 15, 2006, HealthSpring, Inc. (the “Company”) issued a press release announcing that it had filed a registration statement registering the offering of shares of its common stock by certain of its stockholders, the text of which is attached hereto as Exhibit 99.1.
Item 8.01 Other Events.
In connection with the filing of the registration statement, the Company today announced the following additional information concerning its previously announced agreement to acquire America’s Health Choice Medical Plans, Inc., a Florida-licensed HMO, and a dispute with a middle Tennessee hospital system:
Acquisition of America’s Health Choice Medical Plans
As previously announced, the Company entered into an agreement on May 30, 2006 to acquire all of the outstanding capital stock of America’s Health Choice Medical Plans, Inc., or America’s Health Choice or AHC, a Florida-licensed HMO currently operating Medicare Advantage health plans in the following seven Florida counties: Brevard, Broward, Indian River, Martin, Okeechobee, Palm Beach, and St. Lucie. An affiliate of AHC operates 33 medical clinics in and around the same seven county area, which provide medical services to AHC members. The Company also has an option to purchase the medical clinics in the event of the closing of the AHC acquisition. In connection with the agreement, a subsidiary of the Company entered into a separate agreement to manage the operations of AHC prior to closing the acquisition. For the three months ended June 30, 2006, the Company recognized $0.9 million of fee revenue relating to this management agreement. For the year ended December 31, 2005, America’s Health Choice reported approximately $150.0 million in revenue and, as of June 30, 2006, had approximately 13,000 enrolled Medicare Advantage members and approximately 800 members in its stand-alone prescription drug plan.
Pursuant to the terms of the purchase agreement, the Company would pay the stockholders of America’s Health Choice $50.0 million in cash, subject to an escrow for balance sheet adjustments and post-closing indemnification obligations, if any. The closing of the acquisition is subject to a number of usual and customary conditions, including the approval of the Centers for Medicare and Medicaid Services and Florida insurance regulators and, as described in more detail below, the Company’s satisfactory completion of due diligence relating to the operations of AHC and its affiliates.
In connection with the Company’s due diligence review of AHC and its affiliates, the Company has recently identified certain areas of concern relating to AHC and its affiliates, including the medical clinics. The Company has made AHC aware of these concerns. The Company’s and AHC’s review of these issues is in the preliminary stages and there is no definitive timetable for resolving these issues. The acquisition agreement currently provides a general right of termination by either party if its conditions to closing have not been satisfied by October 31, 2006 and by either party if closing has not occurred by December 31, 2006. The Company had previously anticipated that the acquisition would close near the end of the third quarter or the beginning of the fourth quarter of 2006. Because of these recent developments, however, no assurance can be given that the Company’s acquisition of AHC will be completed at all or, if it is completed, when the acquisition would close or whether the acquisition will be on the terms currently contemplated.

Dispute with Middle Tennessee Hospital System
In its quarterly report on Form 10-Q for the period ended June 30, 2006, the Company reported that it had reached a tentative settlement of a pending dispute with a middle Tennessee hospital system. The Company has settled in full all disputed claims and, in connection therewith, has entered into and is operating under a letter agreement until the Company and the hospital system finalize a definitive three-year provider agreement.
Item 9.01 Financial Statements and Exhibits.
(d)       Exhibits.

Exhibit Number	Description
99.1	Press release, dated September 15, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, Corporate General Counsel, and Secretary

Date: September 15, 2006